Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. REPORTS FISCAL 2005 THIRD QUARTER RESULTS

Minneapolis, Minnesota - August 1, 2005 - FastenTech, Inc. today reported results for its fiscal 2005 third quarter and nine months ended June 30, 2005. Consolidated reported results exclude the Company’s Application-specific segment, which is in the process of being divested and is reported as discontinued operations.

Third Quarter Results

Net sales from continuing operations in the current quarter increased 29%, or $17.8 million, to $79.2 million from $61.4 million recorded in the same period last year. Current quarter net sales included $12.4 million from businesses acquired after March 31, 2004. Excluding sales from acquired businesses, organic sales growth was 9%, reflecting a 22% increase in the Company’s specialized component segment sales, due primarily to increased demand from the industrial, construction and heavy truck markets; and a 4% decline in the Company’s aerospace-grade component segment sales, reflecting increased demand from the recreational market, offset by lower end market demand for certain of our customers’ large gas turbine machines.

Operating income from continuing operations increased 2% to $9.3 million in the current quarter compared to $9.1 million in the prior-year quarter. The positive impact on results from acquired businesses and higher volume across all lines in the specialized component segment was moderated by lower sales of gas turbine components used in large gas turbines, as well as higher raw material costs and reduced volume of certain products used in military track vehicles within the Company’s aerospace-grade segment. Current quarter results were also impacted by a $0.2 million restructuring charge related to work force reductions in the aerospace grade segment.

The Company reported net income from continuing operations of $0.6 million in the current quarter compared to $1.9 million in the year ago third quarter, reflecting an increase of $1.8 million in interest expense. The increase in interest expense was due principally to $1.3 million of non-cash interest expense on the Company’s redeemable preferred stock recorded in the current quarter in accordance with the January 1, 2005 adoption of Statement of Financial Accounting Standards No. 150 and, to a lesser degree, higher outstanding debt.

“We continued our solid performance trend in the third quarter, albeit at an expected slower pace than earlier in the fiscal year,” said Ron Kalich, President and Chief Executive Officer. “While our top line benefited from acquisitions, we also continued to see favorable demand from our key industrial, construction, recreational and heavy truck markets. However, our growth was moderated by lower end market demand in North America for large gas turbine machines. This lower volume, coupled with the anticipated reduced demand from the military track vehicle market, and higher sales of lower margin recreational gear components impacted our bottom line growth in the quarter.”

Nine-Month Results

Net sales from continuing operations for the current nine-month period increased 41%, or $64.7 million, to $223.7 million, compared to $159.0 million recorded in the same period last year. Current year to date net sales results included $38.8 million from businesses acquired after September 30, 2003. Excluding sales from acquired businesses, organic sales growth was 16%, reflecting solid demand from industrial customers, with specialized components up 25%, primarily in the industrial, construction and heavy truck markets, and aerospace-grade components up 6%, due to increased demand from the military track vehicle and recreational markets.

Operating income from continuing operations increased 19% to $25.1 million in the current nine-month period compared to $21.1 million in the prior-year nine-month period, which was due to the positive impact of results from acquired businesses.

The Company reported net income from continuing operations of $1.5 million for the current nine-month period compared to $2.3 million for the year ago nine-month period. The current nine-month period included a $4.4 million increase in interest expense due principally to $2.5 million of non-cash interest expense on the Company’s redeemable preferred stock recorded in the current nine-month period in accordance with the January 1, 2005 adoption of Statement of Financial Accounting Standards No. 150 and, to a lesser degree, higher outstanding debt.

Third Quarter and Nine Months Proforma Results from Continuing Operations

Due to the significant impact on results, the Company is presenting proforma results as if the following acquisitions, which were completed after the beginning of the first quarter of fiscal 2004, had occurred as of the beginning of fiscal 2004: Spiegelberg Manufacturing, Inc. (October 2003); Gear & Broach, Inc. (February 2004); MECO, Inc. (August 2004); Spun Metals, Inc.; GCE Industries, Inc., the assets of Special Processes of Arizona (December 2004); the assets of Triumph Engineered Solutions Wisconsin facility (March 2005); and Acraline Products, Inc (June 2005). A complete reconciliation of proforma results to the comparable GAAP results is presented in the accompanying tables.

In the current third quarter, on a proforma basis, net sales from continuing operations increased 10% to $86.7 million and Adjusted EBITDA from continuing operations decreased 1% to $14.0 million compared to a year ago in the third quarter, reflecting lower end market demand for certain of our customers’ large gas turbines and certain military track vehicle products, as well as higher sales of lower margin gear components for recreational vehicles. For the current nine-month period, on a proforma basis, net sales from continuing operations increased 19% to $256.7 million and Adjusted EBITDA from continuing operations increased 17% to $41.0 million.

Acquisition Update

The Company also reported that on June 30, 2005 it completed the acquisition of Indiana-based Acraline Products, Inc., a manufacturer of gas turbine combustion liners and covers, for total consideration of $40.0 million, including $32 million of cash and $8 million of subordinated notes.

Quarterly Conference Call

FastenTech will hold a conference call on Monday, August 1, 2005 at 10:30 a.m. ET to discuss its third quarter and year to date results. To access the call in a listen only mode, please dial (800) 946-0708 and provide the operator with confirmation code 4594155. A replay of the call will be available approximately two hours after the call until Friday, August 5, 2005. The replay may be accessed by dialing (888) 203-1112, using the same confirmation code.

Outlook

“While we remain positive about our long term growth prospects in our key industrial markets, we are cautious in our near term outlook as the timing of the eventual recovery of the end market for certain of our customers’ large gas turbine machines is not fully defined and the demand for certain of our military track vehicle products appears to have peaked,” said Ron Kalich. “We continue to build our manufacturing competencies and competitive position with recent acquisitions and are very positive about our longer term prospects in the power generation market, as well as our key industrial and recreational vehicle markets. As such, our global longer-term outlook is still quite strong,” concluded Kalich.

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA from continuing operations and proforma results from continuing operations are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Proforma results are presented to aid in the analyses of reported results because of the significant acquisition and divestiture activity the Company has engaged in over the past twenty-four months. Proforma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor proforma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and proforma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor proforma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Forward Looking Statements

The matters discussed in this press release may constitute forward-looking statements that are subject to many uncertainties. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In particular, statements made in the “Outlook” paragraph above, or any other statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with: our actual versus expected internal growth; our high degree of leverage; our ability to comply with certain financial and other covenants in our loan agreements and indentures; the success or failure of our growth strategies, including international expansion; our ability to attract and retain customers; our ability to accurately predict our production capacity requirements; our ability to attract and retain key personnel; our ability, and the ability of our customers, to maintain good labor relations with our and their respective employees and the union representing them; our ability to develop and market new products and to innovate existing product lines; our ability to protect our intellectual property; the cost and availability of raw materials, especially steel; trends and conditions in our business, including trends in the markets that we serve; our ability to identify and integrate acquisitions; our future capital needs; our ability to continue to control costs and maintain quality; our ability to comply with applicable governmental laws and regulations and the cost of such compliance; and competitive conditions in the markets in which we operate. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Contacts:	Michael R. Elia	Mike Vanyo
	Senior VP and CFO	VP and Corporate Controller
	(952) 921-2091	(952) 921-2092

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations - Unaudited

(Amounts in Thousands)

	Three months ended June 30,		Nine Months ended June 30,
	2005	2004	2005	2004
Net sales	$79,219	$61,441	$223,669	$159,000
Cost of sales	58,743	42,586	166,104	110,714

Gross profit	20,476	18,855	57,565	48,286

Selling, general and administrative expenses	10,983	9,728	32,244	27,213
Restructuring charges	216	—	216	—

Operating income	9,277	9,127	25,105	21,073

Other income (expense):
Interest expense - long term debt	(6,426)	(5,876)	(19,038)	(17,080)
Interest expense - redeemable preferred stock	(1,290)	—	(2,465)	—
Other, net	274	60	455	317

	(7,442)	(5,816)	(21,048)	(16,763)

Income from continuing operations before income tax expense	1,835	3,311	4,057	4,310
Income tax expense	1,227	1,431	2,568	2,053

Income from continuing operations	608	1,880	1,489	2,257

Income from discontinued operations	61	1,567	321	4,770

Net income	$669	$3,447	$1,810	$7,027
Less preferred stock dividends	—	(53)	(1,169)	(2,340)
Net income applicable to common stockholders	$669	$3,394	$641	$4,687

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	June 30, 2005	September 30, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,771	$28,819
Accounts receivable, net	52,737	42,893
Inventory	73,516	52,433
Other current assets	3,937	3,733
Current assets of discontinued operations	5,598	5,717

Total current assets	146,559	133,595

Goodwill and intangible assets, net	94,812	41,455
Property, plant and equipment, net	85,152	61,105
Other assets	9,472	9,001
Noncurrent assets of discontinued operations	8,199	8,927

Total assets	$344,194	$254,083

Liabilities and Stockholders’ Equity (Deficiency in Assets)
Current liabilities:
Accounts payable	$30,798	$23,583
Other accrued liabilities	14,680	27,161
Current portion of long-term debt	5,000	—
Current liabilities of discontinued operations	2,660	3,796

Total current liabilities	53,138	54,540

Long–term debt	262,000	175,000
Redeemable preferred stock	23,422	—
Other long–term liabilities	41,944	37,703

Total liabilities	380,504	267,243

Redeemable preferred stock	—	23,422

Stockholders’ equity (deficiency in assets)	(36,310)	(36,582)

Total liabilities and stockholders’ equity (deficiency in assets)	$344,194	$254,083

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Nine months ended June 30,
	2005	2004
Cash flows from operating activities

Net income from continuing operations	$1,489	$2,257
Adjustments to reconcile net income from continuing operations to net cash used in operating activities:
Depreciation	7,854	5,752
Amortization	808	214
Noncash interest expense - long term debt	1,082	837
Noncash interest expense - redeemable preferred stock	2,465	—
Change in operating assets and liabilities	(26,098)	(1,475)

Net cash provided by (used in) operating activities from continuing operations	(12,400)	7,585

Cash flows from investing activities

Cash used for acquisitions, net of cash acquired	(78,261)	(18,342)
Additions to property, plant and equipment	(10,421)	(6,834)

Net cash used in investing activities from continuing operations	(88,682)	(25,176)

Cash flows from financing activities

Borrowings on revolving credit facility	84,000	16,000
Debt issuance costs	(1,139)	(872)
Repurchase of redeemable and subsidiary preferred stock	—	(6,133)
Other	27	—

Net cash provided by financing activities from continuing operations	82,888	8,995
Effect of exchange rate fluctuations on cash	36	85
Net cash provided by discontinued operations	110	6,707

Net decrease in cash and cash equivalents	(18,048)	(1,804)
Cash and cash equivalents at beginning of period	28,819	10,128

Cash and cash equivalents at end of period	$10,771	$8,324

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales, Adjusted EBITDA, Proforma (1) Reconciliation

(Amounts in Thousands)

	Three months ended June 30,		Nine Months ended June 30,
	2005	2004	2005	2004
Sales Reconciliation:

Net Sales per income statement	$79,219	$61,441	$223,669	$159,000
Pre-acquisition sales of acquired companies	7,436	17,027	33,060	57,098

Pro Forma Sales	$86,655	$78,468	$256,729	$216,098

EBITDA Reconciliation :

Income from continuing operations	$608	$1,880	$1,489	$2,257
Add back:
Income tax expense	1,227	1,431	2,568	2,053
Depreciation and amortization	3,119	2,170	8,662	5,966
Interest expense - long term debt	6,426	5,876	19,038	17,080
Interest expense - redeemable preferred stock	1,290	—	2,465	—

Reported EBITDA	$12,670	$11,357	$34,222	$27,356

Memo: Other income, net, included above	(274)	(60)	(455)	(317)
Memo: Restructuring charges included above	216	—	216	—
Adjusted EBITDA	$12,612	$11,297	$33,983	$27,039
Pre-acquisition operating income of acquired companies	1,055	1,309	5,134	3,807
Pre-acquisition depreciation and amortization of acquired companies	372	1,505	1,854	4,133

Pro Forma Adjusted EBITDA	$14,039	$14,111	$40,971	$34,979

(1)	The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility and Acraline Products, Inc. had occurred at the beginning of the quarter and nine months ended June 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Segment Analyses – Reported and Proforma (1)

(Amounts in Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Reported Segment Results
Net sales
Specialized Components	$42,780	$35,753	$119,459	$96,733
Aerospace-grade Components	36,472	25,743	104,318	62,443
Eliminations	(33)	(55)	(108)	(176)

Total Reported net sales	$79,219	$61,441	$223,669	$159,000

EBITDA
Specialized Components	$6,737	$5,865	$18,364	$14,499
Aerospace-grade Components	7,700	7,162	21,222	17,491
Unallocated corporate operating expenses	(1,825)	(1,730)	(5,603)	(4,951)

EBITDA	$12,612	$11,297	$33,983	$27,039

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Proforma Segment Results (1)
Net sales
Specialized Components	$42,780	$35,753	$119,459	$96,883
Aerospace-grade Components	43,908	42,770	137,378	119,391
Eliminations	(33)	(55)	(108)	(176)

Total Proforma net sales	$86,655	$78,468	$256,729	$216,098

EBITDA
Specialized Components	$6,737	$5,865	$18,364	$14,393
Aerospace-grade Components	9,127	9,976	28,210	25,537
Unallocated corporate operating expenses	(1,825)	(1,730)	(5,603)	(4,951)

Proforma EBITDA (1)	$14,039	$14,111	$40,971	$34,979

(1)	The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility and Acraline Products, Inc. had occurred at the beginning of the quarter and nine months ended June 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales Analyses by Market – Reported and Proforma (1)

(Amounts in thousands)	3 Months Ended June 30,		Y-O-Y	% of 2005	9 Months Ended June 30,		Y-O-Y	% of 2005

	2005	2004	% Chg.	Sales	2005	2004	% Chg.	Sales
Reported Sales by Market

Power Generation	$19,858	$11,280	76%	25%	$52,738	$30,800	71%	24%
Med/Heavy Duty Truck	13,298	10,127	31%	17%	36,345	25,795	41%	16%
Industrial	11,989	9,813	22%	15%	34,909	26,615	31%	16%
Military	11,108	10,649	4%	14%	34,473	27,843	24%	15%
Construction	10,754	9,043	19%	14%	28,433	24,750	15%	13%
Recreational	7,233	5,846	24%	9%	22,306	9,011	148%	10%
Light Vehicle	5,012	4,738	6%	6%	14,572	14,362	1%	7%
Interco Eliminations	(33)	(55)		0%	(108)	(176)		0%

Total Reported Sales	$79,219	$61,441	29%	100%	$223,668	$159,000	41%	100%

Proforma Sales by Market

Power Generation	$27,294	$27,855	-2%	31%	$85,423	$79,344	8%	33%
Med/Heavy Duty Truck	13,298	10,127	31%	15%	36,345	25,795	41%	14%
Industrial	11,989	10,265	17%	14%	35,285	27,962	26%	14%
Military	11,108	10,649	4%	13%	34,473	27,843	24%	13%
Construction	10,754	9,043	19%	12%	28,433	24,900	14%	11%
Recreational	7,233	5,846	24%	8%	22,306	16,068	39%	9%
Light Vehicle	5,012	4,738	6%	6%	14,572	14,362	1%	6%
Interco Eliminations	(33)	(55)		0%	(108)	(176)		0%

Total Proforma Sales	$86,655	$78,468	10%	100%	$256,729	$216,098	19%	100%

(1)	The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility and Acraline Products, Inc. had occurred at the beginning of the quarter and nine months ended June 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.